Exhibit 5.1

[Jones Day Letterhead]

October 3, 2016

FXCM Inc.
55 Water Street, 50th Floor
New York, NY 10041

Re:	Up to $15,000,000 of Class A Common Stock, $0.01 Par Value Per Share, To Be Offered Pursuant to the Equity Distribution Agreement

Ladies and Gentlemen:

We have acted as counsel for FXCM Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to $15,000,000 aggregate offering price of Class A common stock, $0.01 par value per share, of the Company (the “Common Stock”) pursuant to the Equity Distribution Agreement, dated October 3, 2016 (the “Equity Distribution Agreement”), by and among the Company, FXCM Holdings, LLC and Jefferies LLC. The Common Stock may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Act”) in accordance with the terms of the Equity Distribution Agreement.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Common Stock, when issued and delivered pursuant to the terms of the Equity Distribution Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid, and nonassessable.

In rendering the opinion above, we have assumed that the resolutions authorizing the Company to issue and deliver and sell the Common Stock pursuant to the Equity Distribution Agreement will be in full force and effect at all times at which the Common Stock is issued and delivered or sold by the Company and the Company will take no action inconsistent with such resolutions or the statements of fact expressed within the documents referred to above.

The opinion expressed herein is limited to the laws of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

ALKHOBAR • AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • JEDDAH • LONDON • LOS ANGELES • MADRID MEXICO CITY • MIAMI • MILAN • MOSCOW • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • RIYADH • SAN DIEGO SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

FXCM Inc.

October 3, 2016

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K, dated the date hereof, filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (No. 333-212489) (the “Registration Statement”) filed by the Company to effect registration of the Common Stock under the Act and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day